EXHIBIT 10.2

2006 Cash Bonus Plan for

Executive Officers of

Ceradyne, Inc.

Executive Officers of Ceradyne, Inc. are entitled to receive a cash bonus for services rendered during 2006 based on a percentage of pre-tax profits as set forth in the following table, except as otherwise noted. Bonuses are calculated on a calendar quarter basis and are paid following completion of the quarter provided that the executive is still employed by the Company as of the date of payment. If there is a pre-tax loss in one quarter, that loss will be subtracted from the pre-tax profit in the subsequent quarter when calculating the bonus earned for the subsequent quarter. In no event will the bonus payable to any executive officer exceed 150% of such officer’s annual base salary.

Name	Title	2006 Bonus
Joel P. Moskowitz	Chairman of the Board, Chief Executive Officer and President	1.0% of consolidated pre-tax profit

David P. Reed	Vice President, and President of North American Operations	1.0% of North American pre-tax profit

Jerrold J. Pellizzon	Chief Financial Officer, Chief Administrative Officer and Corporate Secretary	0.5% of consolidated pre-tax profit

Bruce Lockhart	Vice President, and President of Thermo Materials Division	1.0% of Thermo Materials division pre-tax profit

Jeffrey J. Waldal	Vice President, and President of Semicon Associates Division	3.0% of Semicon Associates division pre-tax profit

Marc A. King	Vice President of Armor Operations	Director level Advanced Ceramics Operations division bonus

Michael A. Kraft	Vice President of Sales, Marketing and Business Development	0.2% of consolidated pre-tax profit

Alvin Gerk	Vice President Operations	Director level Advanced Ceramics Operations division bonus